MUNIHOLDINGS INSURED FUND, INC.

FILE # 811-8707

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/20/00	Puerto Rico GO 6.0 7/1/29	$530,910,993	$7,500,000	Goldman Sachs
		$	$
		$	$
		$	$
		$	$
		$	$